Press Release	Source: Aura Systems, Inc.

Bankruptcy Court Confirms Aura's Reorganization Plan
Wednesday January 18, 9:25 am ET

EL SEGUNDO, Calif.--(BUSINESS WIRE)--Jan. 18, 2006--Aura Systems, Inc. (Pink Sheets:AURAQ - News) announced today that the U.S. Bankruptcy Court has confirmed the Company's reorganization plan with an effective date to be on or before January 31, 2006. The reorganized Company will have approximately 23,000,000 issued and outstanding common shares and the total debt will be approximately $2.5 million dollars payable over five years, including 7% simple interest with no payments scheduled for the first year.

The reorganized Company's bylaws prohibit the Company from issuing any preferred stock or any convertible instruments without the prior approval of the shareholders. The Company shall have an initial five member board consisting of Melvin Gagerman as Chairman of the Board, Marc Hoffman as President and Chief Operating Officer, Richard Armbrust, Dr. Arthur Schwartz and Sheldon Appel.

Mr. Gagerman said, "The Company has gone through some difficult times, including a Chapter 11 reorganization. We now have a new Company with a clean balance sheet and a capital structure that includes the participation of both old and new investors coupled with an incredible worldwide-patented technology and commercialized and proven products. One of my first tasks will be to establish continuously accurate information flow from the Company to all of our shareholders and investors, in order to keep everyone aware of material developments as we proceed to build a world class Company."

Mr. Marc Hoffman said, "I have been involved in motors and generators for a significant portion of my career, but I have never before seen such an incredible opportunity. We design, assemble and sell the AuraGen®, our patented integrated mobile power generator that installs in any motor vehicle and delivers on-location, plug-in electricity for any end use, including industrial, commercial, recreational and military applications. Compared to the traditional solutions addressing the $8.0 billion on-site power market, the AuraGen® uniquely and conveniently provides cleaner electricity with more reliability and more flexibility at a lower cost. The traditional mobile power solution has not changed in over 50 years and is a very mature technology where the economics are based on the cost of copper, steel, aluminum and the cost of a small gasoline or diesel engine. Our approach uses a fraction of the same materials with simple manufacturing techniques to provide clean electrical power suitable for brute force applications such as compressors and tools and simultaneously is also suitable for digital devices and instruments such as computers and modern communication devices and sensors. This is a paradigm shift that should allow our Company to be very successful in one of the world's largest industries."

More information about the AuraGen is available on the company's website http://www.aurasystems.com/.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.

Contact:
Aura Systems, Inc.
Melvin Gagerman, 310-643-5300
mgagerman@aurasystems.com
www.aurasystems.com